Exhibit 5.1

June 10, 2005

Miravant Medical Technologies
336 Bollay Drive
Santa Barbara, CA 93117

Re:	Post-Effective Registration Statement No. 1 on Form S-2

Ladies and Gentlemen:

We have acted as counsel for Miravant Medical Technologies (the “Company”) in connection with the Post-Effective Registration Statement No. 1 on Form S-2 (the “Registration Statement”) relating, among other things, to the registration of up to 18,761,923 shares of Common Stock of the Company (the “Shares”) to be sold by certain stockholders of the Company listed in the Registration Statement.

In connection with the registration of the Shares, we have examined such documents, records and matters of law as we have deemed necessary to the rendering of the following opinion. Based upon that review, it is our opinion that such Shares, if sold by such stockholders in the manner set forth in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation